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                                                       Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Post Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-43703) pertaining to the Healthdyne Technologies, Inc. 1996 Stock Option Plan, Healthdyne Technologies, Inc. Stock Option Plan, Healthdyne Technologies, Inc. Nonemployee Director Stock Option Plan, and Healthdyne Technologies, Inc. Stock Option Plan II; (Form S-8 No. 333-22639) pertaining to the 1997 Employee Stock Purchase Plan; (Form S-8 No. 333-16721) pertaining to the Respironics, Inc. Retirement Savings Plan; (Form S-8 No. 33-89308) pertaining to the 1992 Stock Incentive Plan; (Form S-8 No. 33-44716) pertaining to the 1991 Nonemployee Directors' Stock Option Plan; (Form S-8 No. 33-36459) pertaining to the Amended and Restated Incentive Stock Option Plan of Respironics, Inc. and Gerald E. McGinnis and the Consulting Agreement dated July 1, 1988 between Respironics, Inc. and Mark H. Sanders, M.D.; and (Form S-8 No. 333-87335) pertaining to the Respironics, Inc. 1997 Non-Employee Directors' Fee Plan of our report dated July 25, 2000, with respect to the consolidated financial statements and schedule of Respironics, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended June 30, 2000.



                                       /s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania
September 25, 2000